EXHIBIT 10.4

RESIGNATION

To the Board of Directors of
Accelerated Acquisitions III, Inc.,
a Delaware corporation

The undersigned, being an officer and director of the above-named corporation, does hereby resign from all positions as such officer and director of the corporation.

Said resignation is contingent and expressly conditioned upon (a) the sale of 17,000,000 shares of the Company’s common shares to Messrs. Redell Vincent Napper II and Reynaldo Uballe, Jr. and (b) the appointment of successor directors and officers of the corporation.

Said resignation shall be effective on the date of the Closing of the transaction contemplated by the Subscription Agreements between the Company and Messrs. Napper and Uballe.

Dated as of December 29, 2009

/S/ Timothy Neher
Timothy Neher